Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Amendment No. 1 to Registration Statement on Form S-1 of our report dated April 1, 2024, relating to the financial statements of Venetian-1 Acquisition Corp. (the “Company”) as of and for the years ended December 31, 2023 and 2022. Our opinion included an explanatory paragraph as to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GRASSI & CO., CPAs, P.C.

Jericho, New York

January 31, 2025